Investor Relations/Consulting Services

IR PLUS Inc. (hereafter referred to as IR PLUS) agrees to do the following:

  Will contact all existing shareholders and update them on news and events of the company.

  Create a shareholder relations center with dedicated phone-line, response to e-mail queries and complete company information for instant distribution.

  Review all existing electronic and print collateral materials and provide professional improvement consultation.

  Provide project management for outsourced tasks such as printing and advertisement, brochure and web design.

  Will handle all investor inquiries via the website or press releases.

  Will send investor packages to all current and potential investors.

  Will update all investors in the IR PLUS database on any newsworthy events about the company.

  Maintain your company's investor database and increase communications with existing and potential shareholders to maximize your company's exposure.

  Provide management-consulting services in connection with the retention of financial professionals, the identification of potential investors, and other financing sources.

  Develop public relations campaigns and recommend sources from prior projects to facilitate the campaign.

  Follow up with the leads on all pertinent happenings within the company for a period of 3 months.

  IR PLUS will undertake the task of starting and moderating various chat boards for THE COMPANY.

  IR PLUS will put a profile of the THE COMPANY on various financial web sites.

  IR PLUS will provide Banner Ads on various other financial web sites generating 100,000 impressions.

  Represent HESPERIA at the Las Vegas Money Show May 13-15, 2003.

  IR PLUS will handle all expenses.

  Will acquire booth space at the money show.

  Handle all personal expenses, (airfare, hotel, etc.).

  Provide a professional spokes model for the show.

  Follow up with the leads on all pertinent happenings within HESPERIA for a period of 3 months.

  Will give away X # of shares of HESPERIA stock to an investor.

  Will give all leads to HESPERIA to use as they see fit.

The cost for these services are $5000 per month in cash payable on receipt from execution of contract and $15,000 worth of Restricted 144 stock of the company at a 25% discount to the opening bid price.

This contract will be for a period of 3 (Three) months with an automatic renewal starting on a date of trading. Hesperia agrees to compensate IR PLUS 5% of the gross proceeds from any financing arranged through any contacts introduced by IR PLUS to the company.

FedEx to the address listed below.

Please sign and fax back.

/s/ Fred Smith                                                                               /s/ Jim Grady

Fred Smith                                                                                       Jim Grady

                                                                                                        IR PLUS Investment Services Inc.